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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our reports on the financial statements of the following businesses included in or made a part of this Current Report on Form 8-K; report dated June 7, 1999 on the consolidated financial statements of Quanta Services, Inc. and Subsidiaries; our report dated May 7, 1999 on the combined financial statements of Driftwood Electrical Contractors, Inc.; and our report dated June 3, 1999 on H.L. Chapman Construction Group and to the incorporation by reference of said reports into Quanta Services, Inc.'s previously filed Registration Statements on Form S-8 (File Nos. 333-47069 and 333-56849).


ARTHUR ANDERSEN LLP

Houston, Texas
June 15, 1999